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                                                                       EXHIBIT 3

                                 AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          ACCUMED INTERNATIONAL, INC.,
                            ACCUMED ACQUISITION CORP.
                                       AND
                          AMPERSAND MEDICAL CORPORATION


     THIS AMENDMENT NO. 1 is made and entered into as of the 10th day of May, 2001, by and among AccuMed International, Inc., a Delaware corporation ("AccuMed"), AccuMed Acquisition Corp., a Delaware corporation ("Acquisition Sub"), and Ampersand Medical Corporation ("Ampersand").

                                   WITNESSETH:

     WHEREAS, the parties hereto have heretofore entered into that certain Agreement and Plan of Merger dated as of February 7, 2001 (the "Merger Agreement"), pursuant to which AccuMed will be merged with and into Acquisition Sub and thereby become a wholly-owned subsidiary of Ampersand; and

     WHEREAS, the parties hereto have determined that it would be in their respective best interests to modify and amend certain terms and provisions of the Merger Agreement, and the directors of each of the parties hereto have unanimously approved such modifications and amendments and directed the respective officers of the parties to give effect to such changes;

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto hereby agree as follows:

     1.   Closing Date; Termination Date.

          (a) The last sentence of Section 1.11 of the Merger Agreement is hereby amended to change the date set forth therein from "May 31, 2001" to "July 31, 2001."

          (b) The tenth and thirteenth lines of Section 4.4 (a)(iii), the eighth, ninth, eighteenth and nineteenth lines of Section 4.4(a)(iv), the second line of Section 4.4(a)(v), and the fourth line of Section 5.5, of the Merger Agreement are each hereby amended to change the dates set forth therein from "May 31, 2001" to "July 31, 2001."

          (c) In the event that the Registration Statement has not become effective on or prior to June 17, 2001, then all references in the Merger Agreement to "July 31, 2001" shall


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automatically, without further action by the parties hereto, be amended to
"September 30, 2001," such amendment to become effective as of June 17, 2001.

     2. Ampersand Loan Obligations. The first sentence of ss.1.12(b) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

          "Ampersand and AccuMed also hereby agree that if by February 28, 2001 the Merger and the transactions contemplated hereby have not been consummated, then Ampersand shall loan additional monies (the "Additional Loans") to AccuMed as and when needed by AccuMed for use in its ordinary and usual business operations on the same terms and conditions as the Full Loan, except that:

          (i) simultaneously with the making of each Additional Loan, the collateral securing the Full Loan under the Security Agreement shall be increased in accordance with the terms of the Security Agreement in order to secure such Additional Loan as well, and AccuMed shall issue and deliver to Ampersand a new promissory note, substantially in the form of the Replacement Note, evidencing such Additional Loan;

          (ii) such Additional Loans shall be made on the first day of each month through and including the month in which the Merger and the transactions contemplated hereby are consummated or the month in which this Agreement is terminated in accordance with the provisions hereof, whichever comes first;

          (iii) the Additional Loans to be made on March 1, 2001 and April 1, 2001 shall be made automatically, without any request therefor being necessary, and each shall be in the amount of Two Hundred Twenty-Five Thousand Dollars ($225,000);

          (iv) the Additional Loan to be made on May 1, 2001 shall be made automatically, without any request therefor being necessary, and shall be in the amount of One Hundred Fifty Thousand Dollars ($150,000);

          (v) the Additional Loans to be made on June 1, 2001 and the first day of each month thereafter until the Merger closes or the Merger Agreement is terminated, shall be made automatically, without any request therefor being necessary, in the amount of One Hundred Thousand Dollars ($100,000); provided, however, that upon the written request of AccuMed, delivered to Ampersand in accordance with the provisions hereof no less than two (2) business days prior to the last day of the month immediately preceding the scheduled payment date of the Additional Loan, each such Additional Loan shall have added to it such amount as AccuMed shall request in the aforesaid notice, so long as: (1) the total amount of the Additional Loan made on the relevant date does not exceed Two Hundred Twenty-Five Thousand Dollars ($225,000), and (2) said notice sets forth the specific business uses to which such added amount shall be put, which uses shall be



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     reasonably satisfactory to Ampersand in order to obligate Ampersand to loan such added amount to AccuMed hereunder; and

          (vi) prior to the making of each Additional Loan, AccuMed and Ampersand shall identify on a schedule or schedules to be attached to the Security Agreement sufficient additional collateral to secure such Additional Loans in accordance with the terms and conditions of the Security Agreement."

     3. Defined Terms. All capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     4. Continuing Effect of Original Agreement; Effective Date of Changes. Except for the modifications and amendments specifically set forth herein, the Merger Agreement shall continue in full force and effect as originally written. Subject to the provisions of Section 1(c) of this Amendment, the modifications and amendments set forth herein shall become immediately effective as of the date first hereinabove set forth.

     5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, without taking into account any provisions regarding choice of law.

     IN WITNESS WHEREOF, each party has hereto caused this Agreement to be executed on its behalf by its duly authorized officer as of the date first hereinabove set forth.


ACCUMED INTERNATIONAL, INC                    AMPERSAND MEDICAL CORPORATION


By: /s/ Paul F. Lavallee                      By:  /s/ Peter P. Gombrich
    --------------------                           ---------------------
    Paul F. Lavallee,                              Peter P. Gombrich,
    Chairman of the Board and                      Chairman of the Board and
    Chief Executive Officer                        Chief Executive Officer





                                              ACCUMED ACQUISITION CORP.



                                              By:  /s/ Peter P. Gombrich
                                                   ---------------------
                                                   Peter P. Gombrich, President









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